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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Monterey Pasta Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 18, 2003

Dear Stockholder:

        This year's annual meeting of stockholders will be held on Wednesday, July 30, 2003 at 10:00 a.m., local time, at the DoubleTree Hotel, Two Portola Plaza, Monterey, California.

        The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describes the formal business to be conducted at the meeting, follows this letter.

        After reading the Proxy Statement, please promptly complete, sign, and return the enclosed proxy in the prepaid envelope to ensure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

        A copy of the Company's Annual Report to Stockholders has previously been mailed to you. At the annual meeting we will review Monterey Pasta's activities over the past year and our plans for the future.

        The Board of Directors and management look forward to seeing you at the annual meeting.

Very truly yours,

James M. Williams President and Chief Executive Officer

IMPORTANT:    Please complete, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to ensure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

MONTEREY PASTA COMPANY
1528 Moffett Street
Salinas, California 93905

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held July 30, 2003

TO THE STOCKHOLDERS:

        Please take notice that the annual meeting of the stockholders of Monterey Pasta Company, a Delaware corporation (the "Company"), will be held on Wednesday, July 30, 2003, at 10:00 a.m., local time, at the DoubleTree Hotel, Two Portola Plaza, Monterey, California, for the following purposes:

        1.     To elect nine (9) directors to hold office for one-year terms and until their respective successors are elected and qualified.

        2.     To consider and vote upon a proposal to ratify the appointment of BDO Seidman, LLP as the Company's independent certified public accountants for the fiscal year ending December 28, 2003.

        3.     To transact such other business as may properly come before the meeting.

        Stockholders of record at the close of business on June 13, 2003, are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of the Company.

By order of the Board of Directors
STEPHEN L. BRINKMAN Secretary and Chief Financial Officer
Salinas, California June 18, 2003

STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS OR HER PROXY PRIOR TO THE TIME IT IS VOTED, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

MONTEREY PASTA COMPANY
1528 Moffett Street
Salinas, California 93905

        The accompanying proxy is solicited by the Board of Directors of Monterey Pasta Company, a Delaware corporation ("Monterey Pasta" or the "Company"), for use at its annual meeting of stockholders to be held on July 30, 2003, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is June 18, 2003, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

SOLICITATION AND VOTING OF PROXIES

        This solicitation of proxies is made on behalf of the Board of Directors of the Company and the cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail through its regular employees, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

        On June 13, 2003, the Company had outstanding 14,202,865 Shares of its Common Stock, $.001 par value per share ("Common Stock"), all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her on the proposals presented in this Proxy Statement. The Company's Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

        All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a stockholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before the time it is exercised by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

INFORMATION ABOUT MONTEREY PASTA COMPANY

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth certain information, as of May 30, 2003, except as noted, with respect to the beneficial ownership of the Company's Common Stock by (i) each director and director-nominee of the Company, (ii) the Chief Executive Officer and the other highest compensated executive officer of the Company whose salary and bonus for the fiscal year ended December 29, 2002 exceeded $100,000, (iii) all directors and executive officers of the Company as a group, and (iv) each person or entity known by the Company to own more than 5% of the Company's Common Stock.

	Shares Owned
Name and Address of Beneficial Owner(1)	Number of Shares	Percentage of Class(2)
Gruber and McBaine Capital Management(3) 50 Osgood Place, Penthouse San Francisco, CA 94133	2,441,900	16.0%

Fidelity Investments(4) 82 Devonshire Street Boston, MA 02109	1,413,300	9.3%
T Rowe Price Associates, Inc.(5) 100 East Pratt Street Baltimore, MD 21202	1,017,400	6.7%
Wellington Management Company, LLP(6) 75 State Street 19th Floor Boston, MA 02109	1,370,000	9.0%
F. Christopher Cruger(7)	12,500	*
Van Tunstall(8)	83,740	*
Michael P. Schall(9)	10,500	*
James Wong(10)	42,500	*
R. Lance Hewitt(11)	231,485	1.5%
Charles B. Bonner(12)	126,227	*
Stephen L. Brinkman(13)	238,666	1.6%
Walter L. Henning(14)	61,200	*
James M. Williams(15)	—	—
All Officers and Directors as a group (9 persons)(16)	806,818	5.3%

*
Represents less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within sixty (60) days after May 30, 2003 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Options granted under the Company's First Amended and Restated 1993 Stock Option Plan (the "1993 Stock Option Plan") generally become exercisable as the underlying shares vest. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address of each of the individuals listed in the table is: c/o Monterey Pasta Company, 1528 Moffett Street, Salinas, CA 93905.

(2)
Based on 14,202,865 shares of common stock outstanding at May 30, 2003 and 1,042,235 options exercisable within sixty days of May 30, 2003.

(3)
Jon D. Gruber and J. Patterson McBaine are the only managers of, and hold all executive offices of, Gruber and McBaine Capital Management LLC ("GMCM"), an investment advisor. GMCM is the general partner of Lagunitas Partners, L.P. ("Lag"), a California investment limited partnership. As of May 30, 2003, GMCM had shared voting and investment power over 1,889,300 shares; Mr. Gruber has sole voting and investment power over 272,000 shares and shared voting and investment power over 1,889,300 shares; Mr. McBaine has sole voting and investment power over 280,600 shares and shared voting and investment power over 1,889,300 shares; Lag has sole voting and investment power over 1,007,600 shares; and Mr. Eric Swergold, an investment manager, has shared voting and investment power over 1,889,300 shares.

(4)
As of May 30, 2003, FMR Corp. on behalf of certain of its direct and indirect subsidiaries, and Fidelity International Limited on behalf of certain of its direct and indirect subsidiaries (collectively "Fidelity"), indirectly held 1,413,300 shares of Company stock. The beneficial ownership of PSTA shares arises in the context of passive investment activities only by the various investment accounts managed by Fidelity on a discretionary basis (the "Fidelity Accounts"). Neither Fidelity nor the Fidelity Accounts participate in the Management of the Company, direct the policies of the Company, or serve on the Board of Directors of the Company. In addition, no Fidelity officer serves as an executive officer of the Company.

(5)
T. Rowe Price Associates, Inc ("Price Associates") has sole dispositive power for the entire holding of 1,017,400 shares and sole voting power over 237,100 shares. These securities are owned by various individual and institutional investors for which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)
As of March 31, 2003, Wellington Management Company, LLP ("WMC"), in its capacity of investment advisor, may be deemed to have beneficial ownership of 1,370,000 shares of the common stock of the Company. Such shares are owned by numerous investment advisory clients of WMC, none of which is known to have beneficial ownership of more than 5% of that class of securities of the Company. As of March 31, 2003, WMC had voting power and/or dispositive power over such shares as follows:

Sole voting power:	-0- shares
Shared voting power:	945,000 shares
Sole dispositive power:	-0- shares
Shared dispositive power:	1,370,000 shares
(7)
Includes 7,500 shares subject to options granted under the 1993 Stock Option Plan which are exercisable within sixty (60) days of May 30, 2003.

(8)
Includes 67,500 shares subject to options granted under the 1993 Stock Option Plan which are exercisable within sixty (60) days of May 30, 2003.

(9)
Includes 7,500 shares subject to options granted under the 1993 Stock Option Plan which are exercisable within sixty (60) days of May 30, 2003.

(10)
Includes 37,500 shares subject to options granted under the 1993 Stock Option Plan which are exercisable within sixty (60) days of May 30, 2003.

(11)
Includes 216,485 shares subject to options granted under the 1993 Stock Option Plan which are exercisable within sixty (60) days of May 30, 2003.

(12)
Includes 72,500 shares subject to options granted under the 1993 Stock Option Plan which are exercisable within sixty (60) days of May 30, 2003.

(13)
Includes 220,666 shares subject to options granted under the 1993 Stock Option Plan which are exercisable within sixty (60) days of May 30, 2003.

(14)
Includes 6,200 shares held in an IRA account in the name of Teresa A. Henning to which Mr. Henning claims beneficial ownership, and 32,500 shares subject to options granted under the 1993 Stock Option Plan which are exercisable within sixty (60) days of May 30, 2003.

(15)
Includes 0 shares subject to options granted under the 1993 Stock Option Plan which are exercisable within sixty (60) days of May 30, 2003.

(16)
Includes 662,151 shares subject to options granted under the 1993 Stock Option Plan which are exercisable within sixty (60) days of May 30, 2003.

Board of Directors

        The Company's Bylaws authorize a nine member Board of Directors and management has nominated nine directors for election. At each Annual Meeting of Stockholders, directors are elected for a full term of one year to succeed those directors whose terms expire on such Annual Meeting date.

        Management's nominees for election to the Board of Directors, and certain information with respect to their age and background, are set forth below. If elected, the nominees will serve as directors until the Company's Annual Meeting of Stockholders in 2004, and until their successors are elected and qualified. Management knows of no reason why any nominee should be unable or unwilling to serve. However, if any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominees as management may designate.

        If a quorum is present and voting, the nominees for director receiving the highest number of votes will be elected as directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for the purposes of determining if a quorum is present.

        The table below and information following the table sets forth for the current directors, including the nominees to be elected at this meeting, certain information with respect to age and background.

Name	Age	Position	Director Since
Charles B. Bonner	61	Director	1995
F. Christopher Cruger	68	Director	2001
R. Lance Hewitt	63	Chairman of the Board and Director	1997
Michael P. Schall	49	Director	2001
Van Tunstall	57	Director	1997
James Wong	56	Director	1997
Stephen L. Brinkman	55	Chief Financial Officer, Secretary, and Director	1999
Walter L. Henning	58	Director	1999
James M. Williams	53	Chief Executive Officer, President and Director	2002

        Charles B. Bonner, Director.    Mr. Bonner served as a Director of the Company from 1993 through January 1995, and was reappointed as a Director effective September 1995. Mr. Bonner is President of Pacific Resources, Inc., a mergers and acquisitions advisory firm, a position he has held since September 1989. Mr. Bonner also serves as a director for the following entities: Everything Metal Imaginable, Inc., Scrip Advantage, Inc., Vision One Worldwide, Northwest Log Homes and Daystar Venture Fund, LP.

        F. Christopher Cruger, Director.    Mr. Cruger was elected to the Board of Directors in December of 2001. He is a retired investor and former senior manager or executive of several consumer product or food companies including Procter and Gamble, Quaker Oats, Sara Lee, Mrs. Smith's Pies, Tone Brothers, Inc, and McCormick and Company. He was President and CEO of Tone Brothers, a private spice company, from 1985 to 1995. Mr. Cruger joined McCormick and Company in 1995, a public spice company, and served for four years as Manger of the Food Service Division before retiring. He is a Director of Kemin Industries, Inc, and The Graham Group, Inc.

        R. Lance Hewitt, Chairman of the Board and Director.    Mr. Hewitt joined the Company in June 1997 as President and Director. He was named Chief Executive Officer in August 1997. He retired from day-to-day activities and assumed the position of Chairman of the Board of Directors effective January 2, 2003. Mr. Hewitt was President of Carriage House Fruit Company, a private company, from

1995 to 1997. He was Chief Operating Officer of Ingro Mexican Foods, a private company, from 1988 to 1995. Hewitt also served as Vice President of Marketing and Sales for the Lawry's Foods division of Thomas J. Lipton, Inc., a subsidiary of Unilever, and spent fifteen years with McCormick Schilling, Inc., in various executive capacities.

        Michael P. Schall, Director.    Mr. Schall was elected to the Board of Directors in December of 2001. He was Senior Vice President of Sales, Marketing, and Direct Store Delivery with Wise Foods, a private company, until 2003 and now maintains a consulting practice. He was President and CEO of The B. Manischewitz Company, LLC from 2000 until 2002. Prior to that he was President and CEO of Guiltless Gourmet, a private company, from 1994 to 2000. In addition to holding executive or senior positions with Carnation, Lawry's and Prepared Foods, Mr. Schall founded his own strategic consulting firm called Strategic Marketing Methods, Inc. which he ran for six years.

        Van Tunstall, Director.    Mr. Tunstall was elected to the Board of Directors in February 1997. Since 1997, he has served as President of the Central Coast Group, a strategic consulting and business services firm. He has been an independent consultant with a variety of companies since 1997. Mr. Tunstall was a senior executive with Gilroy Foods, Inc., an international manufacturer of various food product ingredients, from 1977 to 1995. He served as President and Chairman of the Board from 1991 through 1995. Previously, Mr. Tunstall held several executive positions with McCormick & Company, Inc.

        James Wong, Director.    Mr. Wong was elected to the Board of Directors in March 1997. Since March 2000 Mr. Wong has served as CEO of Service Interactive, Inc., a service, maintenance, and consulting company for the food and hospitality industry. He is also Chairman and Chief Executive Officer of Restaurant Connections International, Inc., a company he co-founded in September 1998, which owns and operates a chain of restaurants in Brazil. Since 1988 he has worked on five continents facilitating strategic alliances with suppliers and joint venture partners to improve global market share and profitability, as Chairman and CEO of Directions International, a U.S. based management consulting firm. Mr. Wong also serves as a Director of Nevada Gold and Casinos.

        Stephen L. Brinkman, Chief Financial Officer, Corporate Secretary, and Director.    Mr. Brinkman joined the Company in August, 1997 after a 17 year career with Gilroy Foods, Inc., where he was Controller from 1984 through 1988 and Vice President, Finance and Administration from 1989 through 1996. Previously, he was Controller for a large California-based farming company, and worked for Security Pacific Bank in agricultural banking. Mr. Brinkman was elected to the Board in October 1999.

        Walter L. Henning, Director.    Mr. Henning was elected to the Board of Directors in December 1999. He is currently Plant Manager of the Salinas Plant, McCormick & Company, Inc., a position he has held since early 1999. Mr. Henning began his career with McCormick and Company in 1971 as Manager, Technical Services. He subsequently was promoted several times to other positions in technical and plant management before leaving the company in 1983 to accept the position of Vice President of Operations with Tone Spices. Following the sale of Tone, Mr. Henning returned to a subsidiary of McCormick and Company, Gilroy Foods, Inc. in 1995 as Vice President of Operations. Mr. Henning remained with Gilroy Foods, Inc. in the same capacity after it was purchased by ConAgra in 1996, before ultimately returning to McCormick & Company in 1999.

        James M. Williams, Chief Executive Officer, President and Director.    Mr. Williams joined the Company as President October 1, 2002 and elected to the Board of Directors on October 29, 2002. On December 28, 2002 he was promoted to Chief Executive Officer. Prior to his employment with the Company Mr. Williams served the prior 12 years as President and CEO of Bongrain Cheese-USA, a division of the French company, a private company, Bongrain SA. Previously he held executive positions with the Hillshire Farms division of Sara Lee Corporation for twelve years.

Board Meetings and Committees

        The Company has an Audit Committee, a Compensation Committee and a Nominating Committee.

        The Audit Committee operates consistent with a formal written charter with the following principal functions: recommending to the Board, subject to stockholder approval, the retention of independent public accountants; reviewing and approving the planned scope, proposed fee arrangements and results of the Company's annual audit; reviewing the adequacy of accounting and financial controls; reviewing the independence of the Company's independent public accountants; approving all assignments to be performed by the Company's independent public accountants; and instructing the Company's independent public accountants, as deemed appropriate, to undertake special assignments. The members of the Audit Committee during fiscal year 2002 were Charles B. Bonner (Chairman), Michael P. Schall, and Walter L. Henning. The Audit Committee held four formal meetings during the fiscal year ended December 29, 2002, in addition to meeting telephonically on a quarterly basis with certain members of the Audit Committee and the Company's independent auditors. See "REPORT OF THE AUDIT COMMITTEE."

        The Compensation Committee's function is to review and recommend executive compensation, including officer salary levels, incentive compensation programs and stock option grants, and executive recruitment matters. The members of the Compensation Committee are Van Tunstall, F. Christopher Cruger and James Wong. During the fiscal year ended December 29, 2002 the Compensation Committee held four meetings. See "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION" and "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION."

        The Nominating Committee's function is to research and propose potential candidates for the Company's Board of Directors. The members of the Nominating Committee are Van Tunstall and James Wong. Five directors have been nominated since October 1998 when Mr. Wong was added to the Committee, Stephen Brinkman, Walter Henning, F. Christopher Cruger, Michael Schall, and James Williams, each of whom were elected to the Board and currently serve. During 2002 the Nominating Committee assisted in the recruiting of the new President and CEO replacement for Lance Hewitt, former President and Chief Executive Officer. Mr. Jim Williams was hired and joined the Company October 1, 2002 as President. He was named to the Board of Directors on October 29, 2002 and became Chief Executive Officer December 28, 2002. The Nominating Committee has not established procedures for considering nominees recommended by stockholders.

        During the fiscal year ended December 29, 2002, the Board of Directors of the Company held five meetings, four regular meetings and one special telephone meeting. Each director then serving attended all regular meetings of the Board, either in person or telephonically. Two directors were absent from the special telephone meeting. Each director attended 100% of committee meetings on which he was serving during that period.

EXECUTIVE COMPENSATION AND OTHER MATTERS

        The table below sets forth information concerning compensation of (i) the Chief Executive Officer of the Company, and the former Chief Executive Officer and (ii) the other most highly compensated executive officers of the Company as of December 29, 2002 whose total salary and bonus for the fiscal year ended December 29, 2002 exceeded $100,000, for services in all capacities to the Company earned during the fiscal years ended December 29, 2002, December 30, 2001, and December 31, 2000.

Summary Compensation Table

Long Term Compensation
Annual Compensation
Name and Principal Position										Securities Underlying Options (#)(1)		All Other $
	Year	Salary $			Bonus $		Other $
R. Lance Hewitt President and Chief Executive Officer	2002 2001 2000	$ $ $	215,513 200,477 189,899	(2) (2) (2)	$ $ $	49,785 94,949 89,923	$ $ $	9,375 9,000 9,000	(2) (2) (2)	— 80,000 160,000	(2) (2) (2)	$ $ $	— — —
James M. Williams President and CEO	2002		$60,231	(3)		$—		$2,250	(3)	50,000	(3)		$67,030	(3)
Stephen L. Brinkman Chief Financial Officer	2002 2001 2000	$ $ $	154,699 140,884 132,333	(4) (4) (4)	$ $ $	41,371 39,700 23,319	$ $ $	— — —		30,000 60,000 60,000	(4) (4) (4)	$ $ $	— — —

(1)
"Options" in all cases refer to an option to purchase one share of common stock for each option granted.

(2)
Mr. Hewitt was appointed President in June 1997 and Chief Executive Officer in August 1997. He retired from day-to-day activities and assumed the position of Chairman of the Board of Directors effective January 2, 2003. Mr. Hewitt was eligible for a 35% bonus upon completing his first full year of employment in 1998. For every year thereafter he was eligible for a bonus of up to a maximum of 35% of his salary annually for achieving agreed-upon income targets, as approved by the Board of Directors, and an additional 25% of his salary for achieving certain specific objectives for each fiscal period. He was eligible to vest and vested 50,000 options in each of 1998 and 1999, because he was still employed by the Company on both the first and second anniversaries of his May 26, 1997 employment agreement. Mr. Hewitt was also eligible to receive, at the discretion of the Board of Directors, an additional 200,000 options during the first two years of employment split as follows: 120,000 for achieving agreed-upon business goals in the first year and 80,000 for achieving business goals in the second year. The cycle for measurement of Mr. Hewitt's eligibility for bonus, and those options tied to performance, was converted to a fiscal year basis during the fourth quarter of 1998 by resolution of the board of Directors at its October 22, 1998 meeting. At its February 9, 1999 Board of Directors meeting, the directors awarded 32,000 options to Mr. Hewitt for performance in his first full year of employment through fiscal year-end 1998, based on the new measurement cycle. The determination for the remainder of the options was made subsequent to 1999 fiscal year-end when Mr. Hewitt was awarded an additional 80,000 options which vested as of February 10, 2000. In May 1999 Mr. Hewitt was granted an additional 80,000 options based on milestones for the year 2000; 27,000 vested since he was still employed by the Company on December 30, 2000, and 53,000 vested in 2001 based on achievement of performance objectives mutually agreed upon with the Board. During its February 2000 Board of Directors meeting the Board awarded Mr. Hewitt a 50% bonus for his 1999 performance. On February 29, 2000, Mr. Hewitt was granted an additional 80,000 options based on milestones for the year 2001; 27,000 vested because he was still employed by the Company on December 30, 2001. Of the remaining 53,000 options, 48,300 vested in 2002 based on achievement of performance objectives for 2001, mutually agreed upon with the Board, while 5,700 were forfeited. On October 29, 2001 Mr. Hewitt was granted 80,000 options which vested December 29, 2002. Mr. Hewitt also received an auto allowance of $750 per month, which is included in "Other $."

(3)
Mr. Williams was appointed President October 1, 2002. On December 28, 2002 has was promoted to Chief Executive Officer to succeed Mr. Hewitt who retired from day-to-day activities and accepted the non-operating executive position of Chairman of the Board of Directors. Mr. Williams was granted 50,000 options which will vest if he is still employed by the Company October 1, 2003. He was eligible to receive a prorated quarterly bonus of up to one-fourth of 50% of his base salary based on the achievement of certain sales and net income goals for the fourth quarter of 2002. He received no bonus, as the fourth quarter results did not meet the criteria for bonus award. He is also eligible to receive a bonus of up to 50% of his annual salary based on the achievement of certain sales growth and net income goals for 2003. The portion of Mr. Williams' compensation listed as "All Other $" was relocation expense reimbursement. Mr. Williams also received an auto allowance of $750 per month, which is included in "Other $."

(4)
Mr. Brinkman was appointed Chief Financial Officer in September 1997. He was eligible for, and received, a 20% bonus based upon performance upon completion of his first full year of employment in 1998. For every year thereafter he is eligible for a bonus of up to 20% based upon the achievement of performance criteria agreed upon with the Chief Executive Officer. Mr. Brinkman was granted 60,000 options in 1997. He vested 10,000 options upon his initial employment date, 10,000 options on his first anniversary and 10,000 options for achieving certain performance criteria in his first full year of employment. In addition, he was eligible to vest and vested 10,000 options on his second anniversary of employment, 10,000 options for achieving certain performance criteria in his second full year of employment, 5,000 options on his third anniversary of employment and 5,000 options for achieving certain performance criteria in his third full year of employment. The cycle for measurement of Mr. Brinkman's eligibility for bonus, and those options tied to performance, was converted to a fiscal year basis during the fourth quarter of 1998 at the direction of the Chief Executive Officer. He vested 3,000 options for performance through fiscal year-end 1998, based on the new measurement cycle. The vesting determination for the remainder of the options was made subsequent to 1999 fiscal year-end, at which time Mr. Brinkman vested an additional 6,666 options, with 334 forfeited based on 1998 performance criteria. In February 2000 Mr. Brinkman was awarded an 18.8% bonus for his 1999 performance. In May 1999, Mr. Brinkman was granted an additional 60,000 options based on milestones for the year 2000; 20,000 vested since he was still employed by the Company on August 25, 2000, and 40,000 vested in 2001 based on achievement of performance objectives mutually agreed upon with the CEO. On February 29, 2000, Mr. Brinkman was granted an additional 60,000 options based on milestones for the year 2001; 20,000 vested because he was still employed by the Company on August 25, 2001. Of the remaining 53,000 options, 36,000 vested in 2002 based on achievement of performance objectives for 2001, mutually agreed upon with the Board, while 4,000 were forfeited. On October 29, 2001 Mr. Brinkman was granted 60,000 options which vested December 29, 2002. On October 29, 2002 Mr. Brinkman was granted 30,000 options which will vest December 28, 2003 if he is still employed by the Company.

Stock Options Granted in Last Fiscal Year

        The Board granted 30,000 options to Mr. Brinkman and 50,000 options to Mr. Williams for the year 2003 which will vest based on employment status (see Notes 2 and 3 under "Executive Compensation").

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees In 2002	Exercise Or Base Price	Expiration Date	Potential Realizable Value On 12/29/02 Alternative Grant Date Value
James M. Williams	50,000	12.48	$5.20	September 30, 2012	$130,005
Stephen L. Brinkman	30,000	7.48	$6.05	October 28, 2012	$91,782

        The Alternative Grant-Date Value of Mr. Williams and Mr. Brinkman's options was calculated using a Black-Scholes option pricing model assuming no dividends, a weighted average risk-free interest rate of 5.69% and a weighted-average volatility of 54.80%.

Option Exercises and Year-end Values for the fiscal Year-ended December 29, 2002

        The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended December 29, 2002, and unexercised options held as of December 30, 2001 by the persons named in the Summary Compensation Table.

AGGREGATED OPTION EXERCISES
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at December 29, 2002
					Value of Unexercised In-the-Money Options at December 29, 2002
	# of Securities Underlying Options Exercised During 2002
Name
			Exercisable	Unexercisable	Exercisable	Unexercisable
R. Lance Hewitt	110,215	(1)	216,485	—	$120,328	—
Stephen L. Brinkman	15,000	(2)	220,666	30,000	$206,474	—

(1)
Total proceeds of exercises were $843,533 with exercise cost of $243,314, leaving net proceeds of $600,219.

(2)
Total proceeds of exercises were $119,133 with exercise cost of $25,312, leaving net proceeds of $93,821.

Compensation of Directors

        At the Company's 1995 Annual Meeting of Stockholders, the Company's stockholders approved an amendment to the Company's First Amended and Restated 1993 Stock Option Plan (the "1993 Stock Option Plan" or the "Option Plan") to provide for the grant of nonstatutory stock options for 10,000 shares each to non-employee director of the Company on October 19, 1994, the effective date of the amendment and restatement of the 1993 Stock Option Plan, if such non-employee director was serving at such time or for non-employee directors appointed or elected after such date, upon the date of such appointment or election, at an exercise price per share equal to the fair market value of a share of the Company's Common Stock on the date of grant.

        Each non-employee director thereafter received automatic grants of nonstatutory stock options to purchase 10,000 shares of the Company's Common Stock on each anniversary of his or her anniversary date (defined to mean (i) October 19, 1994 for an outside director who was granted an outside director option on such date or (ii) the date upon which any other outside director was first granted an outside director option under the 1993 Stock Option Plan). The director options vest in two approximately equal annual installments commencing one year after the date of grant of the option, provided that the director has continuously served as director from the date of grant. During the fiscal year ended December 30, 2001, the following non-employee directors qualified to receive stock options to purchase shares of the Company's Common Stock under the plan: Messrs. Bonner, Tunstall, Wong, Henning, Cruger, and Schall. Effective 2/09/2000, at its regularly scheduled Board of Directors meeting, the Directors voted to increase the annual nonstatutory stock option grant to 15,000, which has been the practice since that date.

        Options granted to a director who is also an employee of the Company (or to any other employee eligible under the 1993 Stock Option Plan) are subject to different terms under the 1993 Stock Option Plan than those of the non-employee director options. A director who becomes an employee of the Company is no longer eligible for non-employee director's options. Under the 1993 Stock Option Plan, the Board determines for each employee option, among other things, the number of shares of stock underlying the option, the timing and terms of and vesting of such option, in its sole discretion. The exercise price may not be less than the fair market value of a share of Common Stock on the date of grant. The option vests in two approximately equal annual installments commencing one year after the date of grant of the option, provided that the director has continuously served as director or employee from the date of grant. Outside directors are also reimbursed for out-of-pocket travel expenses related to Board Meetings and receive a stipend of $1,000 for each Board meeting attended.

Certain Transactions with Management

        During the first quarter of 2002 the Company acquired certain recipes and a non-registered trademark from a former director and plant manager for a $100,000 cash consideration and an ongoing royalty agreement.

Compensation Committee Interlocks and Insider Participation

        During the fiscal year ended December 29, 2002, executive compensation was administered by the Compensation Committee comprised of two outside directors of the Board of Directors, Van Tunstall and James Wong.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all reports they file under Section 16(a). To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended December 29, 2002, with the exception of late filings of Forms 4 for Messrs. Bonner, Cruger, Schall, Henning, and Brinkman. Mr. Williams' Form 3 was also tardy.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements, the reporting process including the systems of internal controls and reviewing management's response to the annual Management Letter presented by the Company's independent auditors. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosure in the financial statements. It also reviewed the results of each fiscal quarter by reviewing the Company's Quarterly Report on Form 10-Q in advance of filing including discussions with the Company's independent auditors.

        The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability of the Company's accounting principles and other such matters as are required to be discussed in accordance with Statement of Auditing Standards ("SAS") 61, and SAS 90 under auditing standards generally accepted in the United States of America. In addition, the Committee has discussed with the auditors the auditor's independence from management and the Company, including consideration of the written disclosures required by the Independence Standards Board, and considered the compatibility of nonaudit services with the auditors' independence.

        The Committee discussed with the Company's independent auditors the overall scope and plans for their audit and reviews. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held four formal meetings during the fiscal year ended December 29, 2002, in addition to meeting telephonically with certain members of the Audit Committee and the Company's independent auditors. The formal meetings were attended by all members.

        In reliance on the reviews and discussion referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 29, 2002 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company's independent auditors.

        Independent auditor fees for the last annual audit and related services such as quarterly reviews were $148,000. Other services for 2002, such as tax preparation and consultation on general accounting matters, were $40,000.

THE AUDIT COMMITTEE
Charles B. Bonner, Audit Committee Chairman
Walter L. Henning, Audit Committee Member
Michael P. Schall, Audit Committee Member

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

Compensation Committee For
Year Ended December 29, 2002

        The Compensation Committee is currently comprised of three non-employee directors of the Company. The Committee is responsible for setting and administering the policies governing compensation, including cash compensation and stock ownership programs. The goals of the Company's compensation policy are to attract and retain executive officers, who contribute to the overall success of the Company by offering compensation which is competitive in the food processing industry for companies of comparable size and to motivate executives to achieve the Company's business objectives and reward them for their achievements. The Company uses salary, incentive compensation and stock options to meet these goals. Meetings of the Committee are scheduled as necessary.

        The Company believes that employee equity ownership, through stock options, provides significant additional motivation to executive officers to maximize value for the Company's stockholders. Because stock options will be granted at the prevailing market price, they will only have value if the Company's stock price increases over the exercise price. Therefore, the Committee believes that stock options will serve to align the interests of executive officers closely with other stockholders through the direct benefit executive officers receive through improved stock performance. The Committee reviews the 1993 Stock Option Plan and the grant of stock options with the foregoing philosophy. Levels of compensation, particularly bonuses and incentive compensation, are tied to both the overall performance of the Company as well as the effectiveness of each individual executive in adding to that performance.

        During the fiscal year ended December 29, 2002, the Committee granted options to all salaried employees and plant work leaders. The Committee also renewed a bonus plan for all salaried employees and plant work leaders to be paid based on achievement of quarterly and annual net income goals. In addition, the Committee reviewed Mr. Hewitt's 2002 performance based on objectives for stock price, net income and certain other measures for fiscal 2002. Late in 2002 the Compensation Committee, in conjunction with Mr. Hewitt, developed a bonus plan for James Williams for the fourth quarter of 2002 and for fiscal year 2003.

        Late in the first quarter of 2002 Lance Hewitt announced his desire to retire from day to day operations. In order to facilitate a smooth transition, the Compensation Committee, in conjunction with Mr. Hewitt began the process of recruiting a new President, with Mr. Hewitt to retain the role of Chief Executive Officer for a period of time during the transition. The Compensation Committee assisted in the process of establishing criteria for the successful candidate, selecting an executive search firm, and assisted in the review of candidates. On October 1, 2002 James M. Williams was named President with Mr. Hewitt retaining the role of Chief Executive Officer. On December 28, 2002 Mr. Williams was promoted to Chief Executive Officer and on January 3, 2003 Mr. Hewitt was named Chairman of the Board.

THE COMPENSATION COMMITTEE
James Wong
Van Tunstall
F. Christopher Cruger

COMPARISON OF STOCKHOLDER RETURN

        Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market Index (U.S. Companies) and peer issuers for the period commencing on December 31, 1997(1) and ending on December 31, 2002.

Comparison of Cumulative Total Return From December 31, 1997 through December 31, 2002:
Monterey Pasta Company, NASDAQ Stock Market Index (U.S. Companies) and Peer Issuers

	Dec. 31, 1998	Dec. 31, 1999	Dec. 29, 2000	Dec. 31, 2001	Dec. 31, 2002
Monterey Pasta Company	$100.0	$273.9	$330.4	$519.0	$260.9
NASDAQ Stock Market (U.S.)	$141.0	$261.5	$157.8	$125.2	$86.5
Peer Issuers	$166.4	$158.1	$205.3	$174.6	$97.3

(1)
The index level for all series was set to $100.00 on 12/31/97, and it was assumed that all dividends were reinvested. No dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        Nine directors are to be elected to the Company's Board of Directors at the 2002 Annual Meeting of Stockholders. The Board of Directors continues to evaluate prospective candidates. Management's nominees for election are Charles B. Bonner, R. Lance Hewitt, F. Christopher Cruger, Van Tunstall, Michael P. Schall, James Wong, Stephen L. Brinkman, Walter L. Henning, and James M. Williams. If elected, the nominees will serve as directors until the Company's Annual Meeting of Stockholders in 2004, and until their successors are duly elected and qualified. If any of the nominees decline to serve or become unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as management may designate.

Vote Required and Board of Directors' Recommendation

        If a quorum is present and voting, the nine nominees for director receiving the highest number of votes will be elected. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present. However, abstentions and broker non-votes will have no effect on the outcome of the vote. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" MESSRS. BONNER, HEWITT, CRUGER, TUNSTALL, SCHALL, WONG, BRINKMAN, HENNING AND WILLIAMS.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors of the Company has selected BDO Seidman, LLP as the independent public accountants to audit the financial statements of the Company for the fiscal year ending December 28, 2003. A representative of BDO Seidman, LLP is expected to be present at the annual meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Vote Required and Board of Directors' Recommendation

        The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. However, abstentions and broker non-votes will have no effect on the outcome of the vote. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 28, 2003.

Audit and Non-Audit Fees

        The following table presents fees for professional audit services rendered by BDO Seidman LLP for the audit of our annual financial statements for 2002 and 2001, as well as fees billed for other services provided by BDO Seidman LLP during these two fiscal years. Certain amounts for 2001 have been reclassified to conform to the 2002 presentation.

Category	2002	2001
Audit Fees	$134,000	$133,000
Audit-Related Fees(1)	14,000	3,000
Tax Fees(2)	40,000	38,000
All Other Fees	—	—

Total	$188,000	$174,000

(1)
These services consisted primarily of consultations regarding the proper accounting and reporting considerations for various transactions such as: equity awards, business acquisitions and income taxes.

(2)
Tax Services consisted primarily of annual compliance filings, ongoing tax planning, as well as, consultation regarding the tax impacts of proposed or pending transactions.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

        Proposals of stockholders intended to be presented at the next annual meeting of the stockholders of the Company must be received by the Company at its offices at 1528 Moffett Street, Salinas, California 93905, no later than February 13, 2004, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

TRANSACTION OF OTHER BUSINESS

        At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors
STEPHEN L. BRINKMAN Secretary and Chief Financial Officer
June 18, 2003

Front Side of Proxy Card

MONTEREY PASTA COMPANY

Proxy for Annual Meeting of Stockholders
Solicited by the Board of Directors

        The undersigned hereby appoints James M. Williams and Stephen L. Brinkman, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in Monterey Pasta Company ("the Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Company to be held at the DoubleTree Hotel, Two Portola Plaza, Monterey, California on Wednesday, July 30, 2003 at 10:00 a.m., local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

        The Shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted for proposals 1, and 2.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Reverse Side of Proxy Card

A vote FOR the following proposals is recommended by the Board of Directors:
1.    Election of Directors

 NOMINEES:    Charles B. Bonner, F. Christopher Cruger, Van Tunstall, James Wong, Stephen L. Brinkman, Walter L. Henning, R. Lance Hewitt, Michael P. Schall, James M. Williams

                                             ☐                      FOR
                                             ☐                      WITHHELD
                                             ☐                      For all nominees except as noted above

2.    To approve the selection of BDO Seidman, LLP as the Company's independent public accountants for the current fiscal year.

                                             ☐                      FOR
                                             ☐                      AGAINST
                                             ☐                      ABSTAIN

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Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held on record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors, administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
SOLICITATION AND VOTING OF PROXIES
INFORMATION ABOUT MONTEREY PASTA COMPANY
EXECUTIVE COMPENSATION AND OTHER MATTERS
Summary Compensation Table
AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
Compensation Committee For Year Ended December 29, 2002
COMPARISON OF STOCKHOLDER RETURN
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
TRANSACTION OF OTHER BUSINESS